Exhibit N

Executive Officers of Shell Pipeline Company LP

Name	Principal Occupation	Citizenship
Steven C. Ledbetter	President	United States
Shawn J. Carsten	Vice President—Finance	United States
Sean Guillory	Vice President	United States

Executive Officers of Shell Midstream LP Holdings LLC
Name	Principal Occupation	Citizenship

Steven C. Ledbetter	President and Chief Executive Officer	United States

Shawn J. Carsten	Vice President and Chief Financial Officer	United States

Sean Guillory	Vice President	United States